FOR IMMEDIATE RELEASE
99 Wood Avenue South, Suite 311	Contact - U.S.: Gale T. Smith
Iselin, NJ 08830	732-452-9556
www.pharmoscorp.com	Contact - Israel: Irit Kopelov
972-8-940-9679

Pharmos to Present at the Rodman & Renshaw Techvest 2nd Annual Global Healthcare Conference

Iselin, NJ, April 26, 2005 – Pharmos Corporation (Nasdaq: PARS) today announced that Haim Aviv, Ph.D., Chairman and CEO, will present at the Rodman & Renshaw Techvest 2nd Annual Global Healthcare Conference on Wednesday, May 4, 2005 at 11:15 am Central European Daylight Time (5:15 am Eastern Daylight Time) at the InterContinental Hotel in Paris, France (http://www.rodmanandrenshaw.com/rodman.asp?link=Conferences5/ConferenceMain&bgcolor=wht).

The presentation will provide an overview of the Company’s strategy to expand its pipeline, will outline progress in its ongoing drug development programs targeting pain and post-surgical cognitive impairment and will highlight new areas of early stage research that show promise in inflammatory and autoimmune diseases such as multiple sclerosis, rheumatoid arthritis and inflammatory bowel disease. A simultaneous webcast of Pharmos’ presentation will be available at http://www.wsw.com/webcast/rrshq5/pars/ and will be archived for a limited time after the conference.

Pharmos discovers and develops novel therapeutics to treat a range of indications, in particular neurological and inflammation-based disorders. The Company recently completed a Phase IIa trial for its neuroprotective drug candidate, dexanabinol, from its tricyclic dextrocannabinoid platform technology, as a preventive agent against post-surgical cognitive impairment. Other compounds from Pharmos’ proprietary synthetic cannabinoid library, primarily CB2-selective receptor agonist compounds, are in pre-clinical studies targeting pain, multiple sclerosis, rheumatoid arthritis and other disorders. Clinical development in pain indications is expected to commence during 2005.

Statements made in this press release related to the business outlook and future financial performance of the Company, to the prospective market penetration of its drug products, to the development and commercialization of the Company’s pipeline products and to the Company’s expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos’ filings with the Securities and Exchange Commission could affect such results.

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